NEWS RELEASE


Subject:       DDL Elects Corporate Officers

Date:          July 13, 1995

Contact:       Don A. Raig
               (503) 620-1789


Tigard, Oregon July 13, 1995. Chairman and Acting Chief Executive Officer Erven Tallman announced today that the Executive Committee of the Board of Directors of DDL Electronics, Inc. (NYSE_DDL) had elected Board member Don A. Raig to serve as Interim President and Chief Operating Officer, Board member Robert G. Wilson as Interim Vice President and C. L. Haslam as Interim Secretary of the Company.

John Coyne will continue to head the Company's operating subsidiaries in Ireland and serve as Director and Managing
Director of DDL Europe, Ltd., Director of Irlandus Circuits,
Ltd., and Director of DDL Electronics, Ltd.

On July 7, 1995, the Company received the resignation of Charles
Van Rossen as Secretary and Chief Financial Officer effective
July 21, 1995.

Dominic Salvati will also now join this new management team as a financial consultant.

Mr. Tallman emphasized that with this new management team in place, the Company was now in a position to simultaneously pursue an expansion of its European operations and implement domestically a program of mergers and acquisitions in the PCB and SMT industries while forming strategic alliances in the back plane and flex technology areas.

Mr. Tallman is most confident that this dual strategy will substantially enhance the value to Company shareholders.


DDL Electronics, Inc. corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.